EXHIBIT 99.1

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: John Macke

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

PRESS RELEASE

Merchants Bancorp Closes Perpetual Preferred Stock Offering

For Release March 28, 2019

CARMEL, Indiana — (PR Newswire) Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today announced the closing of its previously announced underwritten public offering of 2,000,000 shares of its 7.00% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”), with a liquidation preference of $25.00 per share. As a result, Merchants received proceeds of approximately $48.3 million net of estimated expenses and underwriting discounts and commissions.

In addition, Merchants has granted the underwriter a 30-day option to purchase up to an additional 300,000 shares of its Series A Preferred Stock at the public offering price, less the underwriting discount.

Sandler O’Neill + Partners, L.P. acted as sole underwriter.

A shelf registration statement, including a prospectus, with respect to the offering was previously filed by Merchants with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on December 18, 2018. A prospectus supplement relating to the offering has been filed with the SEC. The offering has been made by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained free of charge by visiting the SEC’s website at www.sec.gov, or may be obtained from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, Telephone Number: 1-866-805-4128.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking. Merchants Bancorp, with $3.9 billion in assets and $3.2 billion in deposits as of December 31, 2018, conducts its business through its direct and indirect subsidiaries, including Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, OneTrust Funding, Inc. and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.